Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces First Quarter Results

•                  First quarter sales and earnings decline attributed to weaker North American markets

•                  Order backlog increased to $99.6 million, up 36% from the end of 2006

•                  Full year Sales and Operating Income outlook remain unchanged

Portland, OR, May 3, 2007- Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the first quarter ended March 31, 2007. Sales for the quarter were $144.0 million, compared to $163.8 million in last year’s first quarter. Operating income was $15.4 million, compared to $22.3 million in the first quarter of 2006.

Net income from continuing operations in this year’s first quarter was $4.7 million ($0.10 per diluted share), compared to $8.4 million ($0.18 per diluted share) in the comparable period last year. This year’s first quarter results were adversely impacted by weak conditions in the North American timber markets.  A summary of the impact of key variances in results compared to last year in terms of sales, operating income and diluted earnings per share from continuing operations is illustrated below:

		Operating	Diluted
($ millions, except per share data)	Sales	Income	EPS
Variance 2007 vs. 2006
Industrial and Power Equipment Segment	$(16.6)	$(3.1)	$(0.04)
Outdoor Products Segment:
Warehouse consolidation	—	(0.9)	(0.01)
Foreign Exchange	2.2	1.0	0.01
All Other	(5.5)	(3.8)	(0.05)
Stock Based Compensation Expense	—	(0.3)	—
All Other	0.1	0.3	0.01
Total Variance 2007 vs. 2006	$(19.8)	$(6.8)	$(0.08)

Commenting on the first quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “Our results for the first quarter reflect the continuation of weak industry conditions in the North American timber markets. Company-wide sales declined in the first quarter by 12% from last year, as the outlook for United States housing starts and lumber prices negatively impacted the demand for the timber-harvesting equipment distributed by our Industrial and Power Equipment segment. This domestic market weakness and some disruption caused by the relocation of a distribution warehouse in March contributed to a 3% year over year decline in our Outdoor Products Segment. Sales for this segment outside of North America remained relatively strong and increased by 7% from last year’s first quarter.  Although our first quarter operating results were disappointing in comparison to last year, the results were consistent with our previously communicated view on full year 2007 financial performance.”

-Tables to follow-

Segment Results

The Outdoor Products segment reported first quarter sales of $110.9 million, a 2.9% decrease from last year’s first quarter sales of $114.2 million. Contribution to operating income for this segment was $21.1 million, compared to last year’s $24.8 million. Segment sales declined in this year’s first quarter from last year as weaker North American market conditions within the timber and lawn care industries resulted in lower unit sales. Sales outside the North American market increased by 7.0% from last year’s first quarter and represented 65% of total segment sales. Sales were also negatively impacted by the transition and relocation of a distribution warehouse near the end of the first quarter. The year-over-year decrease in segment contribution to operating income included $0.9 million in incremental expenses related to this distribution warehouse transition. Additionally, lower unit shipments and the cost of additional marketing programs contributed to the decrease in contribution from last year. The change in foreign currency exchange rates increased contribution by an estimated $1.0 million. Order backlog increased to $74.6 million from $54.8 million at the end of 2006 and $70.3 million at the end of the first quarter of 2006.

The Industrial and Power Equipment segment first quarter sales were $33.2 million compared to $49.8 million in 2006, a 33.4% decrease. Segment contribution to operating income was $0.2 million compared to $3.3 million in the first quarter of 2006. A decline in unit sales of the Company’s timber harvesting products in the North America market resulted in year-over-year sales and contribution declines. Sales outside of North America represented 13% of total segment sales and increased by $2.6 million from last year’s first quarter. Order backlog increased to $25.1 million in the first quarter from $18.5 million at the end of 2006. This represents the first increase in segment backlog since the second quarter of 2005.

Corporate expense was $5.8 million in this year’s first quarter, equal to last year. This year’s corporate expense included $2.1 million in stock compensation expense, a $0.3 million increase from last year. For the full year, the Company estimates that its stock compensation expense will be approximately $3.7 million.

Full Year Financial Outlook

We continue to anticipate weaker North American market conditions than last year through the second quarter of this year in both operating segments. Our full year estimate for sales of between $630 million and $655 million reflects expectations of continued international sales growth over last year and weak but improving market conditions in North America in the back half of the year. Operating income is anticipated to range between $85 million and $90 million for the full year since operating margin improvements are expected to be achieved through operating leverage, efficiencies from the warehouse consolidation and lower stock compensation expense during the remaining three quarters. The full year income tax rate is anticipated to be 37% inclusive of the Company’s adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.

Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company’s “outlook,” “guidance,”  “expectations,”  “beliefs,”  “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information  and on assumptions that the Company believes are reasonable; however these forward-looking statements involve  certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

-Tables to follow-

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three mos. ended Mar. 31
(In thousands, except per share data)	2007	2006
Sales	$143,996	$163,802
Cost of sales	99,086	111,208
Gross profit	44,910	52,594
Selling, general and administrative expenses	29,469	30,310
Operating income	15,441	22,284
Interest expense, net of interest income	(8,054)	(8,997)
Other income (expense), net	69	153
Income from continuing operations before income taxes	7,456	13,440
Provision for income taxes	2,756	5,054
Income from continuing operations	4,700	8,386
Income (loss) from discontinued operations	(34)	571
Net income	$4,666	$8,957

Basic income per share:
Continuing operations	$0.10	$0.18
Discontinued operations	0.00	0.01
Basic income per share:	$0.10	$0.19
Diluted income per share:
Continuing operations	$0.10	$0.18
Discontinued operations	0.00	0.01
Diluted income per share:	$0.10	$0.19
Shares used for per share computations (in 000's):
Basic	47,273	47,065
Diluted	48,015	47,784

Condensed Consolidated Balance Sheets

	Mar. 31,	Dec. 31,
(In thousands)	2007	2006
Assets:
Cash and cash equivalents	$26,413	$27,636
Accounts receivable	80,386	82,748
Inventory	91,538	77,833
Other current assets	20,874	28,464
Property, plant and equipment, net	100,728	99,665
Other assets	127,630	114,120
Total assets	$447,569	$430,466
Liabilities:
Current maturities of long-term debt	$1,500	$1,500
Other current liabilities	82,872	97,319
Long-term debt, net of current maturities	366,025	349,375
Other liabilities	95,529	87,563
Total liabilities	545,926	535,757
Stockholders’ deficit	(98,357)	(105,291)
Total liabilities and stockholders’ deficit	$447,569	$430,466

Segment Information

	Three mos. ended Mar. 31
(In thousands)	2007	2006
Sales:
Outdoor products	$110,867	$114,196
Industrial and power equipment	33,205	49,842
Elimination	(76)	(236)
Total sales	$143,996	$163,802
Operating income (loss):
Outdoor products	$21,070	$24,807
Industrial and power equipment	187	3,323
Elimination	—	(43)
Corporate expenses	(5,816)	(5,803)
Operating income	$15,441	$22,284